PRAXIS MUTUAL FUNDS

AMENDED AND RESTATED

DISTRIBUTION AND SERVICE PLAN - CLASS A SHARES

This Plan (the “Plan”) constitutes the distribution services plan for the Class A Shares of the Praxis Mutual Funds, a Delaware business trust (the “Trust”), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”). The Plan relates to the Class A Shares of those series of the Trust identified on Schedule A hereto (the “Distribution Plan Funds”).

Section 1.	Subject to the limitations on the payment of asset-based sales charges set forth in FINRA Rule 2341(d), each Distribution Plan Fund shall pay to the principal underwriter (the “Distributor”) of the Trust’s units of beneficial interest (the “Shares”), or to third parties in accordance with Section 2, an aggregate fee in an amount not to exceed on an annual basis 0.50% of the average daily net asset value of such Fund’s Class A Shares (the “12b-1 Fee”); provided, however, that:

(a)	not more than 0.25% of the average daily net asset value of such Fund may be paid for general distribution and distribution related purposes (including but not limited to (i) compensation to underwriters, dealers and sales personnel (including but not limited to commission payments), (ii) advertising, (iii) printing and mailing of prospectuses to other than current shareholders, (iv) printing and mailing of sales literature, and (v) performing other forms of marketing or promotional activities, or functions) (“Distribution Expenses”) and

(b)	up to 0.25% of the average daily net asset value of such Fund may be used to pay for (i) account maintenance, (ii) personal service to shareholders, and (iii) any other non-distribution-related services (including but not limited shareholder liaison, recordkeeping, sub-transfer agency and sub-accounting services of the types typically provided by transfer agents, fund service providers, fund super market sponsors and other financial intermediaries) (“Non-Distribution Expenses”).

Section 2.	The 12b-1 Fee shall be paid by the Distribution Plan Funds to the Distributor, or directly to third parties at the direction of the Distributor or applicable Fund, to compensate or to reimburse the Distributor or the third party for expenses incurred pursuant to Section 1.

Section 3.	The Plan shall not take effect with respect to a Distribution Plan Fund until it has been approved by a vote of at least a majority of the outstanding voting securities of such Fund.

Section 4.

The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and

(b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

Section 5.	The Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for the approval of the Plan in Section 4.

Section 6.	Any person authorized to direct the disposition of monies paid or payable by the Distribution Plan Funds pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 7.	The Plan may be terminated at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the applicable Distribution Plan Fund’s outstanding voting securities.

Section 8.	All agreements with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:

(a)	That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the applicable Distribution Plan Fund, on not more than 60 days’ written notice to any other party to the agreement; and

(b)	That such agreement shall terminate automatically in the event of its assignment.

Section 9.	The Plan may not be amended to increase materially the amount permitted to be spent for Distribution Expenses pursuant to Section 1 hereof without approval in the manner provided in Section 3 hereof, and all material amendments to the Plan shall be approved in the manner provided for approval of the Plan in Section 4.

Section 10.	As used in the Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms “assignment,” “interested person” and “majority of the outstanding voting securities” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities Exchange Commission.

Dated: As of May 1, 1999

Restated: As of September 26, 2005, January 1, 2011 and February 28, 2017

Praxis Mutual Funds

Schedule A to the

Amended and Restated Distribution and Service Plan - Class A Shares

Effective February 28, 2017

List of Distribution Plan Funds

Praxis Funds

Praxis Impact Bond Fund

Praxis International Index Fund

Praxis Value Index Fund

Praxis Growth Index Fund

Praxis Small Cap Index Fund

Praxis Genesis Portfolios

Praxis Genesis Conservative Portfolio

Praxis Genesis Balanced Portfolio

Praxis Genesis Growth Portfolio

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